Exhibit 4.20

September 6, 2006

Yamana Gold Inc.
Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Autorite des Marches Financiers
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Prince Edward Island

Dear Sirs/Mesdames:

Re: Yamana Gold Inc. (the "Company")

        Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of Ivan C. Machado, Consultant of Mineral Processing of TechnoMine Services, LLC to being named in a take-over bid circular of the Company dated September 6, 2006 (the "Circular") and to the inclusion of reference to the following report (the "Report") and of extracts from or a summary of the Report in the written disclosure contained in the Circular or any other documents incorporated by reference therein:

        "São Vicente Gold Project Mato Grasso State, Brazil — Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators, dated June 2005."

        I hereby confirm that I have read the written disclosure of the Report and extracts from or a summary of the Report contained in the Circular and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Report, or (ii) are within my knowledge as a result of the services performed by the undersigned in connection with the Report.

Sincerely,

/s/ IVAN MACHADO Ivan Machado, P. Eng. Principal TechnoMine Services, LLC